EXHIBIT 10.3
                    FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT is made this 17th day of May, 2000 by and between PEBBLES, LTD. ("Landlord") and New Mexico Software
("Tenant") with reference to the following facts:

     Landlord and Tenant entered into a Lease Agreement dated August 4, 1999, (the "Lease") pursuant to which Tenant leased from Landlord Suite 200 (the "Premises") in the building located at 5041 Indian School Road NE, Albuquerque, New Mexico, (the "Building"). The parties desire to amend the Lease as set forth below. Capitalized terms not otherwise defined herein are as defined in the Lease.

THEREFORE, for valuable consideration, Landlord and Tenant agree as follows:

1.   EXPANSION:          Tenant and Landlord agree to expand the Lease
                         space by 2,866 square feet as contained in the adjacent Suite #300. The new combined square footage will be 6,002 square feet of which 3,116 is in the original Suite #200 and 2,886 is the expansion space. Tenant will have possession of the Expansion space as of June 1, 2000 and the term of the expansion will be co-terminus with the original lease with all 6,002 square feet of lease space scheduled to terminate on July 31, 2004.

2.   EXPANSION RENT:     Tenant will receive abated rent for the expansion
                         space from June 1, 2000 through May 31, 2001. Any and all operating expense charges will be assessed during this period. Rent for the expansion space will begin June 1, 2001 and will be at the same rate as the existing Lease rent.

                                          New Expansion    Combined Rent
Rate Per Foot - Exp.        Term Rent     Rent-Monthly     #200/#300-Monthly

6/01/00-7/31/00 - $0.00     $0.00         Abated           $3,895.00
8/01/00-5/31/01 - $0.00     $0.00         Abated           $4,024.83
6/01/01-7/31/01 - $15.50    $7,455.50     $3,727.75        $7,752.58
8/01/01-7/31/02 - $16.00    $46,176.00    $3,848.00        $7,976.00
8/01/02-7/31/03 - $16.50    $47,619.00    $3,968.25        $8,252.75
8/01/03-7/31/04 - $17.00    $49,062.00    $4,088.50        $8,502.83

3.   TENANT              Tenant will be provided with a $10.00 per Rentable
     IMPROVEMENT:        Square foot, Tenant Improvement allowance equal to
                         $28,860.00 for improvement below the ceiling. Any cost, in excess of this allowance, will be paid up-front in cash by Tenant upon demand by Landlord.

4.   OTHER CONDITIONS:   Except as revised by this First Amendment, the
                         Lease remains unchanged, in full force and effect.

THE PARTIES HERETO have executed this First Amendment as of the day and year first written above.

LANDLORD:                     TENANT:
PEBBLES, LTD                  NEW MEXICO SOFTWARE

By: /s/ Tony Pisto            By: /s/ Richard Govatski
Its: Co-Manager               Its: President